EXHIBIT 99.1

Sun Hydraulics Reports 2004 Sales of $94.5 million and Net Income of $7.8 million

SARASOTA, FLA, March 1, 2005 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the year and fourth quarter 2004 as follows:

(Dollars in millions except net income per share)

	December 25,	December 27,
	2004	2003	Increase
Twelve Months Ended
Net Sales	$94.5	$70.8	33%
Net Income	$7.8	$2.2	255%
Net Income per share:
Basic	$1.14	$0.33	245%
Fully Diluted	$1.14	$0.33	245%

Three Months Ended
Net Sales	$23.4	$17.6	33%
Net Income	$2.0	$0.6	233%
Net Income per share:
Basic	$0.29	$0.09	222%
Fully Diluted	$0.29	$0.09	222%

Commenting on results for the year, Allen Carlson Sun Hydraulics’ President said, “I believe our most important achievement in 2004 was our ability to maintain and improve our on-time delivery, even with a 33% increase in sales. This capability will help Sun to continue to grow in all of our markets, both short term and long term.

“The rebound in domestic markets was very strong in 2004, and remains strong in January and February,” Carlson continued. “Along with a 39% North American sales increase compared to 2003, our international business has remained strong, with European sales increasing 25% and Asian sales increasing 28%.”

Carlson added, “While the 33% increase in sales had a positive effect on margins, we were also able to offset the effect of material cost increases and further improve margins through higher productivity. This enabled us to hold the line on pricing. As a result, I believe we have gained market share.” Gross profit in 2004 increased 54% over 2003. Gross profit as a percentage of sales increased to 30% from 26% in 2003.

Outlook

“In 2005, we will continue to invest in marketing and productivity improvements at a level comparable to 2004,” Carlson concluded. Sales for the first quarter of 2005 are projected to be $27.5 million, which would represent a 29% increase over the first quarter of 2004, with net income per share in the range of $0.38 to $0.41.

Open House and Webcast

Sun Hydraulics Corporation will broadcast its 2004 financial results conference call live over the Internet at 4:00 P.M. E.T. tomorrow, March 2, 2005. The conference call will be in conjunction with an Investor Open House to be held at the Company’s facility at 701 Tallevast Road, Sarasota, Florida, starting at 3:30 P.M. To listen to the webcast, go to http://investor.sunhydraulics.com/medialist.cfm. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases”.

Webcast Q&A

Questions may be submitted to the Company via email after reviewing this earnings release, by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the left hand menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-800-289-0517.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

          Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 25, 2004, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2003. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three Months Ended
	December 25,	December 27,
	2004	2003
Net sales	$23,426	$17,610

Cost of sales	16,630	13,253

Gross profit	6,796	4,357

Selling, engineering and administrative expenses	3,979	3,312

Operating income	2,817	1,045

Interest expense	122	193
Foreign currency transaction loss (gain)	75	(8)
Miscellaneous expense (income)	59	21

Income before income taxes	2,561	839

Income tax provision	560	245

Net income	$2,001	$594

Basic net income per share	$0.29	$0.09

Basic weighted average shares outstanding	6,950	6,758

Diluted net income per share	$0.29	$0.09

Diluted weighted average share outstanding	7,014	6,806

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Twelve Months Ended
	December 25,	December 27,
	2004	2003
Net sales	$94,503	$70,798

Cost of sales	65,968	52,312

Gross profit	28,535	18,486

Selling, engineering and administrative expenses	16,241	14,803

Operating income	12,294	3,683

Interest expense	527	606
Foreign currency transaction loss (gain)	—	(143)
Miscellaneous expense (income)	35	(57)

Income before income taxes	11,732	3,277

Income tax provision	3,902	1,101

Net income	$7,830	$2,176

Basic net income per share	$1.14	$0.33

Basic weighted average shares outstanding	6,846	6,551

Diluted net income per share	$1.14	$0.33

Diluted weighted average share outstanding	6,897	6,597

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 25,	December 27,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$9,300	$4,794
Restricted Cash	462	425
Accounts receivable, net of allowance for doubtful accounts of $170 and $187	8,611	6,215
Inventories	7,105	6,621
Deferred income taxes	392	20
Other current assets	776	524

Total current assets	26,646	18,599

Property, plant and equipment, net	43,687	42,829
Other assets	1,475	1,624

Total assets	$71,808	$63,052

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,536	$2,440
Accrued expenses and other liabilities	4,609	2,217
Long-term debt due within one year	1,058	937
Dividends payable	522	270
Income taxes payable	1,198	51

Total current liabilities	9,923	5,915

Long-term debt due after one year	11,196	17,270
Deferred income taxes	4,986	4,476
Other liabilities	300	328

Total liabilities	26,405	27,989

Shareholders’ equity:
Common stock	7	7
Capital in excess of par value	28,579	26,478
Unearned compensation related to outstanding restricted stock	(608)	(601)
Retained earnings	13,870	7,522
Accumulated other comprehensive income	3,566	1,657
Treasury stock	(11)	—

Total shareholders’ equity	45,403	35,063

Total liabilities and shareholders’ equity	$71,808	$63,052

CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Twelve Months Ended
	December 25,	December 27,
	2004	2003
Cash flows from operating activities:
Net income	$7,830	$2,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,465	5,152
(Gain)/Loss on disposal of assets	73	370
Stock-based compensation expense	289	182
Allowance for doubtful accounts	(17)	(7)
Provision for slow moving inventory	110	(16)
Provision for deferred income taxes	138	364
(Increase) decrease in:
Accounts receivable	(2,379)	(518)
Inventories	(594)	241
Other current assets	(252)	286
Other assets, net	149	(630)
Increase (decrease) in:
Accounts payable	97	734
Accrued expenses and other liabilities	2,392	1,136
Dividends payable	252	12
Income taxes payable	1,437	41
Other liabilities	(28)	(50)

Net cash from operating activities	14,962	9,473

Cash flows used in investing activities:
Capital expenditures	(4,987)	(3,076)
Proceeds from dispositions of equipment	61	33

Net cash used in investing activities	(4,926)	(3,043)

Cash flows used in financing activities:
Proceeds from debt	—	18,850
Repayment of debt	(5,953)	(10,254)
Proceeds from exercise of stock options	1,672	899
Proceeds from stock issued	—	39
Payments for purchase of treasury stock	(781)	(71)
Proceeds from reissuance of treasury stock	613	59
Dividends to shareholders	(1,482)	(14,404)

Net cash used in financing activities	(5,931)	(4,882)

Effect of exchange rate changes on cash and cash equivalents	438	(287)

Net increase (decrease) in restricted cash	37
Net increase (decrease) in cash and cash equivalents	4,506	1,261

Cash and cash equivalents, beginning of period	5,219	3,958

Cash and cash equivalents, end of period	9,762	5,219

Supplemental disclosure of cash flow information:
Cash paid/(received):
Interest	$527	$607
Income taxes	$2,617	$696

	United			United
	States	Korea	Germany	Kingdom	Elimination	Consolidated
Three Months Ended December 25, 2004
Sales to unaffiliated customers	$15,281	$1,979	$2,699	$3,467	$—	$23,426
Intercompany sales	3,673	—	14	512	(4,199)	—
Operating income	2,056	151	386	144	80	2,817
Depreciation	957	35	134	267	—	1,393
Capital expenditures	1,344	2	36	75	—	1,457

Three Months Ended December 27, 2003
Sales to unaffiliated customers	$11,030	$1,682	$2,141	$2,756	$—	$17,610
Intercompany sales	2,315	—	9	389	(2,713)	—
Operating income	354	148	266	158	118	1,044
Depreciation	878	34	95	238	—	1,245
Capital expenditures	225	31	49	348	—	653

Twelve Months Ended December 25, 2004
Sales to unaffiliated customers	$59,847	$8,723	$12,558	$13,375	$—	$94,503
Intercompany sales	15,702	—	66	1,812	(17,580)	—
Operating income	8,417	926	2,399	483	69	12,294
Depreciation	3,792	137	475	1,061	—	5,465
Capital expenditures	4,264	42	141	540	—	4,986

Twelve Months Ended December 27, 2003
Sales to unaffiliated customers	$43,503	$6,857	$9,092	$11,346	$—	$70,798
Intercompany sales	12,109	—	41	1,421	(13,571)	—
Operating income	2,160	689	1,192	(497)	139	3,683
Depreciation	3,630	123	380	1,019	—	5,152
Capital expenditures	1,914	265	149	748	—	3,076